Exhibit 1B.1

ESTATUTOS SOCIALES

DEL

BANCO SANTANDER-CHILE

(Edición actualizada al 24 de Mayo de 2007

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Texto refundido de los Estatutos del Banco Santander-Chile y que constan de las escrituras públicas otorgadas en las Notarías de Santiago de Chile que se indican y en las siguientes fechas:

Notaría Alfredo Astaburuaga Gálvez:

07 de Septiembre de 1977	estatutos originales
20 de Marzo de 1978	1ª reforma
30 de Agosto de 1978	2ª reforma
19 de Enero de 1979	3ª reforma
18 de Abril de 1979	4ª reforma
22 de Febrero de 1980	5ª reforma
17 de Diciembre de 1980	6ª reforma

Notaría Eduardo Avello Arellano:

31 de Marzo de 1982	7ª reforma
19 de Mayo de 1982	8ª reforma

Notaría Juan Ricardo San Martín Urrejola

23 de Abril de 1985	9ª reforma
14 de Abril de 1987	10ª reforma
15 de Abril de 1988	11ª reforma
12 de Julio de 1996	12ª reforma
20 de Diciembre de 1996	13ª reforma

Notaría Andrés Rubio Flores:

18 de Marzo de 1997	14ª reforma
26 de Mayo de 1997	15ª reforma
16 de Abril de 1998	16ª reforma
22 de Julio de 2002	17ª reforma

Notaría Nancy de la Fuente Hernández:

03 de Mayo de 2004	18ª reforma
24 de Mayo de 2007	19° reforma

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ESTATUTOS DEL BANCO SANTANDER-CHILE

TITULO PRIMERO:

Nombre, Domicilio, Duración y Objeto

ARTICULO PRIMERO: El nombre de la sociedad anónima será Banco Santander – Chile pudiendo usar también los nombres Banco Santander Santiago o Santander Santiago o Banco Santander o Santander y se regirá por estos estatutos, por la Ley General de Bancos y por las demás normas legales y reglamentarias actualmente vigentes o que se dicten en el futuro sobre la materia.

ARTICULO SEGUNDO: La Sociedad tendrá su domicilio en la ciudad de Santiago, sin perjuicio de las agencias o sucursales que podrá abrir, mantener o suprimir en otros lugares del país o en el extranjero, en conformidad a la ley y previas las autorizaciones a que haya lugar.

ARTICULO TERCERO: La Sociedad tendrá duración indefinida.

ARTICULO CUARTO: El Banco tendrá por objeto la ejecución o celebración de todos aquellos actos, contratos, negocios u operaciones que las leyes, especialmente la Ley General de Bancos, permitan realizar a los bancos sin perjuicio de ampliar o restringir su esfera de acción en armonía con las disposiciones legales vigentes o que en el futuro se establezcan, sin que sea necesario la modificación de los presentes estatutos.

TITULO SEGUNDO:

Del Capital y de las acciones

ARTICULO QUINTO: El capital social del Banco es la cantidad de $675.907.917.086, dividido en 188.446.126.794 acciones nominativas, sin valor nominal, de una misma y única serie. El capital social se ha suscrito, enterado y pagado íntegramente en la forma establecida en el Artículo Segundo Transitorio de estos estatutos.

ARTICULO SEXTO: Las acciones serán nominativas y estarán representadas por títulos cuya forma, emisión, entrega, inutilización, reemplazo, canje, transferencia y transmisión se sujetará a las disposiciones que sobre la materia contiene la Ley sobre Sociedades Anónimas y su Reglamento.

ARTICULO SEPTIMO: El Banco no reconoce ni admite fracciones de acciones. En caso de que una o más acciones pertenezcan en comunidad o copropiedad a varias personas, los comuneros o codueños estarán obligados a designar un apoderado común para que actúe por ellos ante la sociedad.

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ARTICULO OCTAVO: Acreditado el extravío, hurto, robo o inutilización de un título u otro accidente semejante, la persona a cuyo nombre figuren inscritas las acciones, podrá pedir uno nuevo, previa publicación de un aviso en un diario que indique el Banco, en que se comunicará al público que queda sin efecto el título primitivo. Deberá, además, remitir a las bolsas de valores un ejemplar del diario en que se haya efectuado la publicación. Estas circunstancias se anotarán en el Registro y en el nuevo título que se expida. El Banco expedirá el nuevo título después de transcurridos cinco días desde la publicación del aviso.

ARTICULO NOVENO: Se llevará un registro de todos los accionistas, con anotación del número de acciones que cada uno posea. Sólo podrán ejercer los derechos que la ley les otorga los accionistas que figuren inscritos en este registro con la antelación que, según los casos, la ley requiera.

ARTICULO DECIMO: La inscripción en el Registro de Accionistas de las acciones sobre las cuales se ha constituido un usufructo debe hacerse a nombre del nudo propietario y del usufructuario, expresándose la existencia, modalidad y plazo del usufructo.

ARTICULO DECIMO PRIMERO: Las opciones para suscribir aumentos de capital deberán ser ofrecidas preferentemente a los accionistas, a prorrata de las acciones que posean y en igual proporción serán distribuidas las acciones liberadas que se emitan.

ARTICULO DECIMO SEGUNDO: Las acciones suscritas que un accionista no pagare en las épocas convenidas serán vendidas por el Banco en una Bolsa de Valores o en su defecto, se reducirá el número de acciones que conste en el título al monto efectivamente pagado.

TITULO TERCERO:

Administración

ARTICULO DECIMO TERCERO: La administración del Banco corresponderá al Directorio, sin perjuicio de las atribuciones que correspondan a la Junta General de Accionistas en conformidad a estos estatutos, a la Ley o a su reglamento.

ARTICULO DECIMO CUARTO: El Directorio estará compuesto por once miembros titulares y dos suplentes, elegidos por la Junta General de Accionistas respectiva.

ARTICULO DECIMO QUINTO: Los directores podrán ser accionistas o extraños a la Sociedad.

ARTICULO DECIMO SEXTO: Los directores durarán tres años en sus funciones, pudiendo ser reelegidos indefinidamente y se renovarán en su totalidad al término de cada período. Si por cualquier causa no se celebrare en la época establecida la Junta de Accionistas llamada a hacer la elección periódica de los directores, se entenderán prorrogadas las funciones de aquellos en ejercicio hasta que se les nombre reemplazantes, debiendo en tal caso el Directorio provocar, a la brevedad posible, una Junta para hacer los nombramientos.

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ARTICULO DECIMO SEPTIMO: Los directores serán remunerados por sus funciones. La cuantía de sus remuneraciones será fijada anualmente por la Junta General Ordinaria de Accionistas. Lo anterior se entiende sin perjuicio de las prestaciones que, a título de sueldos, honorarios, viáticos, gastos de representación, asignaciones como delegados del Directorio u otros estipendios en dinero, especies o regalías de cualquier clase, sean señaladas a determinados directores por la Junta General de Accionistas o por el Directorio, con aprobación de la misma, por funciones o labores específicas distintas de sus obligaciones como directores y que les hayan sido encomendadas precisamente por la Junta o por el Directorio. Estas remuneraciones especiales deberán ser autorizadas o aprobadas por la Junta General de Accionistas, para cuyo efecto se dejará constancia de ellas, detallada y separadamente en la Memoria, con indicación del nombre y apellido de cada uno de los directores que las hayan percibido.

ARTICULO DECIMO OCTAVO: Sin perjuicio de otras inhabilidades o incompatibilidades legales, no podrán ocupar el cargo de director: a) La persona que hubiere sido condenada o estuviere procesada por delitos sancionados con pena principal o accesoria de suspensión o inhabilitación temporal o perpetua para desempeñar cargos u oficios públicos; b) El fallido no rehabilitado; c) Los senadores y diputados; d) Los directores o empleados de cualquiera otra institución financiera; e) Los empleados de la designación del Presidente de la República o los empleados o funcionarios del Fisco o de los Servicios, Instituciones Fiscales, Semifiscales, Organismos Autónomos, Empresas del Estado y, en general, de todos los Servicios Públicos creados por ley, como asimismo de las empresas, sociedades o entidades públicas o privadas en que el Estado o sus empresas, sociedades o instituciones centralizadas o descentralizadas tengan aportes de capital mayoritario o en igual proporción o, en las mismas condiciones, representación o participación. Sin embargo, la limitación establecida en la presente letra e) no alcanzará a quienes desempeñen cargos docentes; y f) Los empleados del Banco.

ARTICULO DECIMO NOVENO: En la elección de los directores, cada accionista dispondrá de un voto por cada acción que posea o represente y podrá acumular sus votos en favor de una sola persona o distribuirlos en la forma que estime conveniente y se proclamará elegidos a los que en una misma y única votación resulten con mayor número de votos, hasta completar el número de personas que haya que elegir. Las elecciones de directores titulares y suplentes deberán hacerse en forma separada. Para proceder a la votación, el Presidente y el Secretario, conjuntamente con las personas que previamente hayan sido designadas por la Junta para firmar el acta de la misma, deberán dejar constancia en un documento de los votos que de viva voz vayan emitiendo los accionistas presentes, según el orden de la lista de asistencia. Cualquier accionista tendrá derecho, sin embargo, a sufragar en una papeleta firmada por él, expresando si firma por sí o en representación. Con todo, a fin de facilitar la expedición o rapidez de la votación, el Presidente de la sociedad o la Superintendencia, en su caso, podrá ordenar que se proceda alternativa o indistintamente a la votación de viva voz o con papeleta. El Presidente, al practicarse el escrutinio que resulte de las anotaciones efectuadas por las personas antes indicadas, hará dar lectura en alta voz a los votos, para que todos los presentes, puedan hacer por sí mismo el cómputo de la votación y para que pueda comprobarse con dicha anotación y papeletas la verdad del resultado. El Secretario hará la suma de los votos y el Presidente proclamará elegidos a los que resulten con las primeras mayorías hasta completar el número de personas que corresponda elegir. El Secretario pondrá el documento en que consta el escrutinio, firmado por las personas encargadas de tomar nota de los votos emitidos y también las papeletas entregadas por los accionistas que no votaron de viva voz, dentro de un sobre que se cerrará y lacrará con el sello de la sociedad y quedará archivado en el Banco a lo menos por dos años.

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ARTICULO VIGESIMO: Toda elección de Directorio, o cambio de él, deberá reducirse a escritura pública ante Notario, ser publicada en un periódico de Santiago y comunicada a la Superintendencia de Bancos e Instituciones Financieras, enviándosele una copia autorizada de la escritura pública respectiva. Deberán también comunicarse y reducirse a escritura pública los nombramientos de Gerente General y Subgerente General.

ARTICULO VIGESIMO PRIMERO: Las vacantes que se produjeren en el seno del Directorio al cesar un director en el desempeño de sus funciones sea porque le afectare alguna incompatibilidad, limitación, inhabilidad legal o por quiebra, imposibilidad, ausencia injustificada, fallecimiento, renuncia o por otra causa legal, serán llenadas en la siguiente forma: a) las vacantes de directores titulares por directores suplentes; y b) en casos de producirse vacantes de directores suplentes por operar o no lo previsto en la letra a), o bien vacantes de directores titulares que no hubieren podido ser llenadas según lo previsto en dicha letra por pasar los dos directores suplentes a ser titulares, el Directorio en la primera reunión que celebre, procederá a nombrar el o los reemplazantes que correspondan. Los directores así designados durarán en sus funciones hasta la próxima Junta General Ordinaria, la cual hará el nombramiento definitivo por el tiempo que faltare para completar el período del director reemplazado.

ARTICULO VIGESIMO SEGUNDO: Los directores suplentes podrán reemplazar a los directores titulares en forma transitoria, en caso de ausencia o impedimento temporal de éstos, o bien en forma definitiva, en caso de vacancia. Los directores suplentes siempre podrán participar en las reuniones del Directorio con derecho a voz. Sólo tendrán derecho a voto cuando reemplacen a un titular.

ARTICULO VIGESIMO TERCERO: El Directorio elegirá de su seno, separadamente, un Presidente, un Primer Vicepresidente y un Segundo Vicepresidente, en la primera reunión que se celebre después de la Junta General de Accionistas que lo haya designado o en su primera reunión después de haber cesado estas personas por cualquier causa, en sus funciones. En caso de empate decidirá la suerte.

ARTICULO VIGESIMO CUARTO: El Directorio se reunirá ordinariamente a lo menos una vez al mes, en los días y horas que el mismo señale y además extraordinariamente cuando sea citado por el Presidente por iniciativa propia o a petición de tres o más directores, previa calificación que el Presidente haga de la necesidad de la reunión, salvo que esta sea solicitada por la mayoría absoluta de los directores en ejercicio, caso en el cual deberá necesariamente celebrarse la reunión, sin calificación previa. En las sesiones extraordinarias sólo podrán ser tratados los asuntos que específicamente se señalen en la convocatoria, salvo que, concurriendo todos los directores en ejercicio, acuerden unánimemente otra cosa. Las citaciones se harán por escrito; serán firmadas por el Presidente o el Secretario o quién haga sus veces; y deberán ser expedidas a cada uno de los directores con tres días de anticipación, a lo menos, a la fecha de la reunión.

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ARTICULO VIGESIMO QUINTO: El quórum para las sesiones de Directorio será de seis de sus miembros con derecho a voto. Los acuerdos se adoptarán por la mayoría absoluta de los directores asistentes con derecho a voto. En caso de empate, decidirá el voto de quien presida la reunión. Se entenderá que participan en las sesiones aquellos directores, que a pesar de no encontrarse presentes, están comunicados simultánea y permanentemente a través de medios tecnológicos que hayan sido autorizados por la Superintendencia de Bancos e Instituciones Financieras.

ARTICULO VIGESIMO SEXTO: Los Directores que tuvieren interés en una negociación, acto, contrato u operación, que no sea bancaria por sí o como representantes de otra persona, deberán comunicarlo a los demás directores. Los acuerdos respectivos serán aprobados por el Directorio y habrán de ajustarse a condiciones de equidad similares a las que habitualmente prevalecen en el mercado y serán dados a conocer en la próxima Junta Ordinaria de Accionistas por el que la presida.

ARTICULO VIGESIMO SEPTIMO: De las deliberaciones y acuerdos del Directorio se dejará constancia en un libro especial de actas que será llevado por el Secretario. Las actas deberán ser firmadas por los directores que hubieren concurrido a la sesión y por el Secretario, o quien haga sus veces. El director que estimare que un acta adolece de inexactitudes u omisiones, tiene el derecho de estampar, antes de firmarla, las salvedades correspondientes. Los acuerdos podrán ser cumplidos sin que sea necesario aprobar el acta en una reunión posterior. Si alguno de los asistentes falleciere, se negare a firmar el acta o se imposibilitare por cualquier causa para hacerlo, se dejará constancia al pié de la misma de la respectiva circunstancia de impedimento.

ARTICULO VIGESIMO OCTAVO: Los directores serán personalmente responsables por todos los actos que ejecuten en el desempeño de su mandato. El director que quiera salvar su responsabilidad por algún acto o acuerdo del Directorio deberá hacer constar en actas su oposición y de ello dará cuenta el Presidente en la próxima Junta General Ordinaria de Accionistas.

ARTICULO VIGESIMO NOVENO: El Directorio representará judicial y extrajudicialmente al Banco y, para el cumplimiento del objeto social, lo que no será necesario acreditar en forma alguna a terceros, estará investido de todas las atribuciones y facultades de administración que la ley o los estatutos no establezcan como privativas de las juntas generales de accionistas, sin que sea necesario otorgarle poder especial alguno, ni siquiera para aquellos actos o contratos respecto de los cuales las leyes lo exijan. Lo anterior no obsta a la representación judicial del Banco que compete al Gerente General. El Directorio podrá delegar parte de sus facultades en el Gerente General, en uno o más gerentes, subgerentes o abogados del Banco, en un director, o en una Comisión de Directores y para objetos especialmente determinados, en otras personas.

ARTICULO TRIGESIMO: El Directorio designará tres Directores de entre sus miembros, que integrarán un Comité de Directores que se regirá por lo previsto en el artículo 50 bis de la Ley sobre Sociedades Anónimas.

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TITULO CUARTO:

Del Presidente

ARTICULO TRIGESIMO PRIMERO:  El Presidente del Directorio lo será también de la sociedad y de la junta general de accionistas. Tendrá, además de las obligaciones y atribuciones que le señalan las disposiciones legales y reglamentarias pertinentes, estos estatutos o el Directorio, las siguientes: a) presidir las sesiones de Directorio y las juntas generales de accionistas; b) velar por el exacto cumplimiento de los estatutos, del reglamento interno, de los acuerdos del Directorio y de las juntas generales de accionistas; c) citar a sesiones de Directorio y a juntas generales de accionistas, de acuerdo a lo prescrito en estos estatutos; d) firmar las memorias anuales y las resoluciones y comunicaciones que emanen del Directorio y de las juntas generales de accionistas. En ausencia o imposibilidad temporal del Presidente hará sus veces, para cualquier efecto legal, el Primer Vicepresidente, y, a falta de éste el Segundo Vicepresidente, o por último, la persona que de entre sus miembros designe el Directorio, o el accionista que designe la junta general, en su caso. El reemplazo es un trámite de orden interno de la sociedad que no requerirá de ninguna formalidad y no será necesario acreditar ante terceros su procedencia para la validez de lo actuado por el reemplazante, bastando para su eficacia el solo hecho de producirse.

TITULO QUINTO:

Del Gerente General

ARTICULO TRIGESIMO SEGUNDO: El Directorio deberá designar un Gerente General, que tendrá bajo su responsabilidad la dirección inmediata de los negocios del Banco y la representación general del mismo en todas sus oficinas. El Gerente General tendrá la representación judicial del Banco, estando legalmente investido de las facultades establecidas en ambos incisos del artículo 7º del Código de Procedimiento Civil. Su cargo será incompatible con el de director del Banco, lo cual no obsta para que, en forma transitoria y por no más de noventa días, un director del Banco pueda desempeñar el cargo del Gerente General. Sólo tendrá derecho a voz en las reuniones del Directorio, pero responderá con los miembros de él de todos los acuerdos ilegales o perjudiciales para los intereses sociales cuando no dejare constancia en acta de su opinión contraria. Tendrá, además de las obligaciones y atribuciones que le señalen las disposiciones legales y reglamentarias pertinentes, estos estatutos y el Reglamento Interno, las facultades que le confiera o delegue el Directorio. Será además secretario del Directorio y de la Junta General de Accionistas, a menos que se designe especialmente a otra persona al efecto. En caso de ausencia o impedimento temporal el Gerente General será reemplazado por el Gerente, y si hubiere dos o más, por aquel que designe el Directorio.

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TITULO SEXTO:

De los Gerentes

ARTICULO TRIGESIMO TERCERO:  El Directorio designará uno o más gerentes, que tendrán bajo su responsabilidad las operaciones y negocios del Banco en las oficinas, sucursales, departamentos o servicios colocados bajo su administración. Tendrán, además de las obligaciones y atribuciones que les señalen las disposiciones legales y reglamentarias pertinentes, los estatutos y el Reglamento Interno, las facultades que les confiera o delegue el Directorio. Si hubiere dos o más gerentes corresponderá a aquél que el Directorio designe, reemplazar, en caso de ausencia o impedimento, al Gerente General.

TITULO SEPTIMO:

Responsabilidad de Administración

ARTICULO TRIGESIMO CUARTO: Los directores, gerentes y demás empleados del Banco serán personalmente responsables por las infracciones de estos estatutos, del Reglamento Interno, de la Ley General de Bancos o de cualquiera otra disposición legal o reglamentaria, que cometan en el desempeño de sus cargos. Responderán, asimismo, por iguales infracciones cometidas y toleradas con su conocimiento.

TITULO OCTAVO:

De las Juntas Generales de Accionistas

ARTICULO TRIGESIMO QUINTO: Los accionistas se reunirán en Juntas Generales Ordinarias o Extraordinarias, que se celebrarán en Santiago. Los acuerdos que las juntas generales de accionistas, convocadas y constituidas válidamente, adopten con arreglo a los estatutos, obligarán a todos los accionistas.

ARTICULO TRIGESIMO SEXTO: Las Juntas Generales Ordinarias de Accionistas se celebrarán anualmente, en las fechas que el Directorio determine, dentro del primer cuatrimestre siguiente a la fecha del balance anual. Habrá Junta General Extraordinaria de Accionistas cada vez que lo exijan las necesidades de la Sociedad. Serán citadas por el Directorio o el Presidente, a iniciativa propia o a petición de accionistas que representen, a lo menos, el diez por ciento de las acciones emitidas que legalmente tengan derecho a voto. Si en este caso, el Directorio y el Presidente rehusaren efectuar la convocatoria, ella podrá ser solicitada al Superintendente de Bancos e Instituciones Financieras.

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ARTICULO TRIGESIMO SEPTIMO: La citación a Junta se hará por medio de un aviso destacado que se publicará por tres veces en días distintos en el periódico de Santiago que haya determinado la junta ordinaria de accionistas o, a falta de acuerdo o en caso de suspensión o desaparición de la circulación del periódico designado, en el Diario Oficial, en el tiempo, forma y condiciones que señale el Reglamento de la Ley sobre Sociedades Anónimas. En los avisos de citación a juntas extraordinarias se señalarán las materias que se someterán a su conocimiento. La convocatoria a Junta se anunciará, además, por medio de cartas enviadas a los accionistas con una anticipación mínima de quince días a la fecha de celebración de la Junta, las que deberán contener una referencia a las materias a ser tratadas en ella. El no envío de estas cartas no invalidará la convocatoria, sin perjuicio de las responsabilidades legales. En una fecha no posterior a la del primer aviso de una convocatoria para Junta General Ordinaria, deberá enviarse a cada accionista una copia de la Memoria y del Balance del Banco, incluyendo el dictamen de los auditores y sus notas respectivas. No obstante lo anterior y previa autorización de la Superintendencia de Bancos e Instituciones Financieras, se podrá enviar dichos documentos sólo a aquellos accionistas que tengan un número de acciones superior a un mínimo determinado por el Directorio y aprobado por la Superintendencia. Durante los quince días anteriores a la Junta Ordinaria, la Memoria y el Balance que debe presentar el Directorio y el dictamen de los auditores estarán a disposición de los accionistas. Para este objeto el Banco tendrá, en su oficina principal, copias impresas o escritas a máquina de estos documentos. La Memoria que presente el Directorio a la Junta General Ordinaria de accionistas deberá contener una información explicativa y razonada sobre las operaciones realizadas durante el ejercicio. En las cuentas de resultados del Balance se colocarán en rubros separados todas las sumas percibidas durante el ejercicio por el Presidente y los Directores, a que se refiere el artículo decimoséptimo de estos estatutos.

ARTICULO TRIGESIMO OCTAVO: Las Juntas Generales de Accionistas se constituirán, en primera citación, con la concurrencia de tantos accionistas cuantos representen por sí o por poder, al menos, la mayoría absoluta de las acciones emitidas que tengan derecho a voto. Si no se reuniere el quórum antes indicado, se hará una nueva convocatoria en la prensa, en la forma prevenida en el artículo trigésimo séptimo de estos estatutos, indicándose que se trata de segunda citación y citándose la nueva Junta para celebrarse dentro de los cuarenta y cinco días siguientes a la fecha fijada para la Junta no efectuada por falta de quórum. En segunda citación, la Junta quedará legalmente constituida con el número de acciones emitidas con derecho a voto que se encuentren presentes o representadas.

ARTICULO TRIGESIMO NOVENO: Los acuerdos de las Juntas de Accionistas, salvo norma especial distinta, se adoptarán por la mayoría absoluta de las acciones presentes o representadas que tengan derecho a voto. Requerirán del voto conforme de las dos terceras partes de las acciones emitidas que tengan derecho a voto, los acuerdos de Juntas Extraordinarias de Accionistas relativos a las siguientes materias: a) la transformación de la Sociedad, la división de la misma y su fusión con otra sociedad; b) la disolución de la Sociedad; c) el cambio de domicilio social; d) la disminución del capital social, previa autorización del Superintendente de Bancos e Instituciones Financieras; e) la modificación de las facultades reservadas a la Junta de Accionistas o de las limitaciones a las atribuciones del Directorio; f) la enajenación de un 50 % o más de su activo, sea que incluya o no su pasivo, como asimismo, la formulación o modificación de cualquier plan de negocios que contemple la enajenación de activos por un monto que supere el porcentaje antedicho; y g) la forma establecida en los estatutos sociales para distribuir los beneficios sociales.

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ARTICULO CUADRAGESIMO:  Corresponde a las Juntas Generales Ordinarias de Accionistas: a) deliberar y resolver acerca de la Memoria y Balance anual que debe presentar el Directorio; b) nombrar anualmente una firma de auditores externos de acuerdo con las normas legales, con el objeto de informar el balance general y cumplir lo dispuesto por la ley; c) efectuar la elección de los miembros del Directorio cuando corresponda conforme a estos estatutos; d) acordar la distribución de las utilidades o beneficios líquidos de cada ejercicio anual y, a propuesta del Directorio, acordar al término de cada ejercicio el reparto de un dividendo a los accionistas, según lo establecido en el artículo cuadragésimo sexto de estos estatutos; y e) en general, deliberar y resolver sobre cualquiera otra materia de interés social que no sea propia de Junta Extraordinaria. La revocación de la totalidad de los miembros del Directorio elegidos por los accionistas y la designación de sus reemplazantes podrá ser acordada en Junta General Ordinaria o Extraordinaria de Accionistas.

ARTICULO CUADRAGESIMO PRIMERO: Corresponde a las Juntas Generales Extraordinarias de Accionistas: a) acordar las reformas de los estatutos sociales; b) acordar la emisión de bonos o debentures convertibles en acciones; c) adoptar los demás acuerdos de Juntas Extraordinarias previstos en el artículo trigésimo noveno de estos estatutos; y d) acordar las demás materias que por ley o por estos estatutos correspondan a Juntas de Accionistas. Las materias referidas en las letras a) y b) precedentes, la disolución, transformación, fusión o división de la Sociedad y la enajenación de su activo y pasivo o del total de su activo, sólo podrán acordarse en Junta Extraordinaria celebrada ante Notario.

ARTICULO CUADRAGESIMO SEGUNDO: En las Juntas Generales Extraordinarias de Accionistas sólo podrán tomarse acuerdos relacionados con las materias señaladas en los avisos de citación. Podrá, no obstante, proponerse cualquier idea o indicación para que se considere en la primera junta ordinaria o en otra extraordinaria, si así se dispusiere.

ARTICULO CUADRAGESIMO TERCERO: Los accionistas podrán hacerse representar en las Juntas por otra persona, sea o no accionista en los términos señalados en la normativa sobre sociedades anónimas.

ARTICULO CUADRAGESIMO CUARTO: De las deliberaciones y acuerdos de las Juntas Generales de Accionistas se dejará constancia en un libro especial de actas, que será llevado por el Secretario. Las actas serán firmadas por el Presidente o por el que haga sus veces, por el Secretario y por tres accionistas elegidos por la Junta, o por todos los asistentes si fueran menos de tres. En caso de fallecimiento, negativa o imposibilidad para firmar el acta por alguno de los que deban suscribirla, se dejará constancia al pié de la misma de la respectiva circunstancia de impedimento. En las actas se hará un extracto de lo ocurrido en la reunión y se dejará testimonio necesariamente de los siguientes datos: Nombre de los accionistas presentes y número de las acciones que cada uno posea o represente; relación sucinta de las observaciones producidas; relación de las proposiciones sometidas a discusión y del resultado de la votación, y la lista de los accionistas que hayan votado, en pro o en contra, si alguien hubiere pedido votación nominal. Sólo por consentimiento unánime de los concurrentes, podrá suprimirse en el acta el testimonio de algún hecho ocurrido en la reunión y que se relacione con los intereses sociales.

Los concurrentes a las Juntas Generales de Accionistas firmarán una hoja de asistencia en que se indicará el número de acciones que el firmante posee, el número de las que represente y el nombre del representado.

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TITULO NOVENO:

Memoria, Balance y Distribución de Utilidades

ARTICULO CUADRAGESIMO QUINTO: Al treinta y uno de diciembre de cada año, se practicará un Balance General que se presentará a la consideración de la Junta General Ordinaria de Accionistas, conjuntamente con la Memoria. El Balance y Estados de Resultados se publicarán en un diario de Santiago con la anticipación legal a la celebración de la Junta Ordinaria.

ARTICULO CUADRAGESIMO SEXTO: Las utilidades o beneficios líquidos que arroje el Balance se aplicarán preferentemente a absorber pérdidas de ejercicios anteriores. El saldo que se produzca se destinará, según sea resuelto por la Junta General de Accionistas a propuesta del Directorio: a) al aumento del capital efectivo, a formar un fondo para futuras capitalizaciones o dividendos u otros fondos especiales de reserva. Estas destinaciones se harán por los montos que la Junta estime conveniente, tomando en consideración los límites y obligaciones establecidas por la ley; y b) a repartir dividendos a los accionistas, a prorrata de sus acciones. La obligación de repartir dividendos dispuesta por la ley podrá dejar de aplicarse en un ejercicio determinado sólo por acuerdo adoptado en Junta General de Accionistas con aprobación de las dos terceras partes de las acciones emitidas que legalmente tengan derecho a voto.

TITULO DECIMO:

Disolución y Liquidación

ARTICULO CUADRAGESIMO SEPTIMO: El Banco podrá disolverse y liquidarse siempre que así lo acordare en Junta General Extraordinaria de Accionistas, con el voto favorable de a lo menos, las dos terceras partes de las acciones emitidas con derecho a voto y lo apruebe el Superintendente de Bancos e Instituciones Financieras.

ARTICULO CUADRAGESIMO OCTAVO: Acordada la disolución voluntaria a que se refiere el artículo anterior, la Junta que la acuerde nombrará una comisión de tres accionistas para que procedan a su liquidación. La comisión liquidadora así formada procederá con las facultades y obligaciones que los Estatutos confieren al Directorio; mantendrá a los accionistas informados del desarrollo de la liquidación, citará a Juntas Generales Ordinarias en las fechas señaladas para éstas, pudiendo citar también a Juntas Generales Extraordinarias. En todo lo demás se sujetará a las disposiciones del Código de Comercio, preceptos de la Ley de Sociedades Anónimas que le fueren aplicables y reglamento de sociedades anónimas que rija.

ARTICULO CUADRAGESIMO NOVENO: A la Comisión Liquidadora, indicada en el artículo precedente, le será fijada su remuneración por la misma Junta que la nombre.

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TITULO DECIMO PRIMERO:

Arbitraje

ARTICULO QUINCUAGESIMO: Cualquiera dificultad que se suscite entre la Sociedad y alguno de los accionistas o directores, o entre dichas personas, con motivo de la aplicación de estos estatutos, o en la apreciación de la existencia, inexistencia, validez, nulidad, interpretación, cumplimiento o incumplimiento, disolución, liquidación o por cualquier otra causa será sometida a la resolución de dos árbitros arbitradores, que fallarán sin ulterior recurso, y que serán nombrados uno por cada parte.

Si estos no se pusieran de acuerdo, las partes nombrarán un tercer arbitrador que dirima la discordia. Si no hubiere acuerdo para nombrar dicho tercero, harán la designación los dos árbitros nombrados. Si alguna de las partes se negare a concurrir al nombramiento de arbitradores o si estando estos nombrados no hubiere acuerdo en el fallo y ni las partes ni los arbitradores designaren el tercero que dirima la discordia, se hará la designación del respectivo arbitrador en su caso, o del tercero en discordia, por la Justicia Ordinaria, debiendo recaer necesariamente el nombramiento en persona que haya desempeñado o desempeñe el cargo de abogado integrante de la Excelentísima Corte Suprema.

ARTICULO PRIMERO TRANSITORIO: En Junta Extraordinaria de Accionistas del Banco Santiago, celebrada con fecha 18 de Julio de 2002, se acordó y aprobó la fusión por incorporación del Banco Santander-Chile, como sociedad absorbida, al Banco Santiago como sociedad absorbente. Dicha Junta acordó materializar la fusión con efecto y vigencia al primero de enero de 2002, debiendo entenderse que el Banco Santiago, hoy Banco Santander-Chile en virtud de la modificación del nombre, es el sucesor y continuador legal del Banco Santander-Chile para todos los efectos. Con motivo de la fusión se incorporan al Banco Santiago, hoy Banco Santander-Chile, la totalidad de los accionistas y patrimonio del Banco Santander-Chile que se disuelve por la fusión. Por consiguiente, en virtud de dicha fusión por incorporación, y una vez materializada ésta, el Banco Santander-Chile que es absorbido por la fusión queda disuelto.

ARTICULO SEGUNDO TRANSITORIO: El capital del Banco es la suma de $675.907.917.086 dividido en 188.446.126.794 acciones nominativas, sin valor nominal y de una misma y única serie, que se entera y paga de la siguiente forma:

a) Con la suma de $ 402.856.885.138 dividido en 98.934.216.567 acciones nominativas, sin valor nominal y de una misma y única serie, que corresponde al capital suscrito y pagado del Banco Santiago, hoy Banco Santander-Chile, al 31 de diciembre de 2001, incluida la revalorización del capital propio a esa fecha; y

b) Con la suma de $ 273.051.031.948 que se enterará y pagará mediante la emisión de 89.511.910.227 acciones nominativas, sin valor nominal y de una misma serie, que serán destinadas a pagar a los accionistas del Banco Santander-Chile el aporte del patrimonio de esta institución al Banco Santiago, hoy Banco Santander-Chile, con motivo de la fusión de ambas instituciones bancarias. Una vez aprobada la fusión por la Superintendencia de Bancos e Instituciones Financieras, efectuada su legalización y cumplido los demás actos y contratos que determine ese Organismo el Banco Santiago, hoy Banco Santander-Chile adquirirá todo el activo, pasivo, capital y cuentas de reservas del Banco Santander-Chile que se disuelve en virtud de la fusión.

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La fusión se efectúa tomando como base los antecedentes que fueron aprobados por la Junta Extraordinaria de Accionistas del Banco que acordó la fusión antes citada, antecedentes estos que son los siguientes: los informes periciales sobre los activos netos de ambas instituciones bancarias, expedidos por los peritos señores Alfredo Rossi Fernández y Juan Roncagliolo Grunert, de fechas 31 de Mayo de 2002, respecto de cada uno de los bancos; informe emitido por JP Morgan Securities Inc. con fecha 23 Mayo de 2002, acerca del valor del Banco Santiago y la relación de canje de sus acciones respecto de las del Banco Santander-Chile y los balances y estados financieros auditados de ambos bancos al día 31 de diciembre de 2001, con sus respectivos informes de los auditores externos de ambas empresas bancarias. De dichos informes periciales y balances se deduce que el patrimonio del Banco Santiago al 31 de diciembre de 2001, era de $538.988.981.542. Por su parte, el patrimonio del Banco Santander-Chile era de $453.869.087.253. Para los efectos de calcular el canje de las acciones del Banco Santander-Chile, por las que deberá emitir el Banco Santiago, hoy Banco Santander-Chile, se asigna dentro del patrimonio con que queda la sociedad fusionada un 52,5% del total de las acciones para los actuales accionistas del Banco Santiago y un 47,5% para los actuales accionistas del Banco Santander-Chile, con lo cual, la proporción de canje en la fusión es de 3,55366329 acciones del Banco Santiago fusionado, hoy Banco Santander-Chile, por cada una acción del Banco Santander-Chile que se disuelve en virtud de la fusión. En consecuencia, el Banco Santiago fusionado, hoy Banco Santander-Chile deberá emitir 89.511.910.227 acciones para realizar, materializar y perfeccionar la fusión y canje.

Por otra parte, una vez materializada la fusión el Banco Santiago fusionado, hoy Banco Santander-Chile contabilizará para efectos financieros, todos los activos y pasivos recibidos de la sociedad absorbida, al valor libro que éstos tengan al 31 de diciembre de 2001, sin perjuicio de mantener en sus registros contables, en forma separada, el valor tributario que tenían los bienes en el Banco Santander-Chile que se disuelve en virtud de la fusión.

Tendrán derecho a estas acciones los accionistas del Banco Santander-Chile que se disuelve en virtud de la fusión que lo sean a la fecha en que el Directorio del banco fusionado acuerde efectuar el canje. Las acciones del Banco Santiago fusionado, hoy Banco Santander-Chile que resulten sobrantes con motivo de las fracciones producto del cálculo de la proporcionalidad antes dicha, serán colocadas libremente por el Directorio del Banco fusionado en una Bolsa de Valores del país, y lo que se obtenga de su enajenación será distribuido, en dinero efectivo, entre los accionistas con derecho a las acciones que generan el remanente, en la proporción que corresponda. La fusión a que se refiere el artículo primero transitorio surtirá plenos efectos, una vez perfeccionada legalmente, a contar desde el primero de enero de 2002

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CONSTITUCION DE LA SOCIEDAD Y MODIFICACIONES DE ESTATUTOS

El Banco Santiago fue constituido por escritura pública de 7 de Septiembre de 1977, otorgada en la Notaría de Santiago a cargo de don Alfredo Astaburuaga Gálvez y su funcionamiento fue autorizado por Resolución Nro. 118 del 27 de Octubre de 1977, de la Superintendencia de Bancos e Instituciones Financieras.

Los Estatutos fueron aprobados por Resolución Nro. 103 del 22 de Septiembre de 1977, de la Superintendencia de Bancos e Instituciones Financieras.

El extracto de los Estatutos y la resolución que los aprobó fueron publicados en el Diario Oficial del 28 de Septiembre de 1977 y se inscribieron a fojas 8825 Nro. 5017, en el Registro de Comercio de 1977 del Conservador de Bienes Raíces de Santiago.

Los Estatutos han sido reformados en las siguientes oportunidades, según consta de los antecedentes que a continuación se indican, habiendo sido todas las escrituras públicas otorgadas en notarías de Santiago y los documentos inscritos en el Registro de Comercio del Conservador de Bienes Raíces de Santiago.

1.-	Escritura de 20 de Marzo de 1978, de la Notaría de don Alfredo Astaburuaga Gálvez. Las reformas se aprobaron por Resolución Nro. 47 de 11 de Abril de 1978, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 12 de Abril de 1978 y se inscribieron en el Registro de Comercio de 1978 a fojas 3598 Nro. 1856.

2.-	Escritura de 30 de Agosto de 1978, de la Notaría de don Alfredo Astaburuaga Gálvez. Las reformas se aprobaron por Resolución Nro. 151 de 26 de Septiembre de 1978, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 28 de Septiembre de 1978 y se inscribieron en el Registro de Comercio de 1978 a fojas 9959 Nro. 5358.

3.-	Escritura de 19 de Enero de 1979, de la Notaría de don Alfredo Astaburuaga Gálvez. Las reformas se aprobaron por Resolución Nro. 17 de 26 de Enero de 1979, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 30 de Enero de 1979 y se inscribieron en el Registro de Comercio de 1979 a fojas 1320 Nro. 649.

4.-	Escritura de 18 de Abril de 1979, de la Notaría de don Alfredo Astaburuaga Gálvez. Las reformas se aprobaron por Resolución Nro. 73 de 9 de Mayo de 1979, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 15 de Mayo de 1979 y se inscribieron en el Registro de Comercio de 1979 a fojas 5170 Nro. 3448.

5.-	Escritura de 22 de Febrero de 1980, de la Notaría de don Alfredo Astaburuaga Gálvez. Las reformas se aprobaron por Resolución Nro. 34 de 7 de Marzo de 1980, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 12 de Marzo de 1980 y se inscribieron en el Registro de Comercio de 1980 a fojas 3689 Nro. 1821.

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6.-	Escritura de 17 de Diciembre de 1980, de la Notaría de don Alfredo Astaburuaga Gálvez. Las reformas se aprobaron por Resolución Nro. 3 de 2 de Enero de 1981, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 10 de Enero de 1981 y se inscribieron en el Registro de Comercio de 1981 a fojas 204 Nro. 122.

7.-	Escritura de 31 de Marzo de 1982, de la Notaría de don Eduardo Avello Arellano. Las reformas se aprobaron por Resolución Nro. 61 de 28 de Abril de 1982, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 5 de Mayo de 1982 y se inscribieron en el Registro de Comercio de 1982 a fojas 7099 Nro. 3872.

8.-	Escritura de 19 de Mayo de 1982, de la Notaría de don Eduardo Avello Arellano. Las reformas se aprobaron por Resolución Nro. 82 de 28 de Mayo de 1982, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 29 de Mayo de 1982 y se inscribieron en el Registro de Comercio de 1982 a fojas 8995 Nro. 5023.

9.-	Escritura de 23 de Abril de 1985, de la Notaría de don Juan Ricardo San Martín Urrejola. Las reformas se aprobaron por Resolución Nro. 48 de 16 de Mayo de 1985, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 23 de Mayo de 1985 y se inscribieron en el Registro de 1985 a fojas 7255 Nro. 3698.

10.-	Escritura de 14 de Abril de 1987, de la Notaría de don Juan Ricardo San Martín Urrejola. Las reformas se aprobaron por Resolución Nro. 76 de 23 de Abril de 1987, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 29 de Abril de 1987 y se inscribieron en el Registro de Comercio de 1987 a fojas 7888 Nro. 3855.

11.-	Escritura de 15 de Abril de 1988, de la Notaría de don Juan Ricardo San Martín Urrejola. Las reformas se aprobaron por Resolución Nro. 96 de 19 de Mayo de 1988, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 25 de Mayo de 1988 y se inscribieron en el Registro de Comercio de 1988 a fojas 11409 Nro. 6117.

12.-	Escritura de 12 de Julio de 1996, de la Notaría de don Juan Ricardo San Martín Urrejola. Las reformas se aprobaron por Resolución Nro. 114 de 26 de Julio de 1996, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario oficial de 1° de Agosto de 1996 y se inscribieron en el Registro de Comercio de 1996 a fojas 19740 Nro. 15339.

13.-	Escritura de 20 de Diciembre de 1996, de la Notaria de don Juan Ricardo San Martín Urrejola. Las reformas se aprobaron por Resolución Nro. 6 de 9 de Enero de 1997, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 11 de Enero de 1997 y se inscribieron en el Registro de Comercio de 1997 a fojas 623 Nro. 517.

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14.-	Escritura de 18 de Marzo de 1997, de la Notaría de don Andrés Rubio Flores. Las reformas se aprobaron por Resolución Nro. 37 de 20 de Marzo de 1997, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 24 de Marzo de 1997 y se inscribieron en el Registro de Comercio de 1997 a fojas 7038 Nro. 5542.

15.-	Escritura de 26 de Mayo de 1997, de la Notaría de don Andrés Rubio Flores. Las reformas se aprobaron por Resolución Nro. 61 de 11 de Junio de 1997, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 14 de Junio de 1997 y se inscribieron en el Registro de Comercio de 1997 a fojas 14005 Nro. 11221.

16.-	Escritura de 16 de Abril de 1998, de la Notaría de don Andrés Rubio Flores. Las reformas se aprobaron por Resolución Nro. 55 de 19 de Mayo de 1998, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 25 de Mayo de 1998 y se inscribieron en el Registro de Comercio de 1998 a fojas 11378 Nro. 9255.

17.-	Escritura de 22 de Julio de 2002, de la Notaría de don Andrés Rubio Flores. Las reformas se aprobaron por Resolución Nro. 79 de 26 de Julio de 2002, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 1° de Agosto de 2002 y se inscribieron en el Registro de Comercio de 2002 a fojas 19993 Nro. 16347.

18.-	Escritura de 03 de Mayo de 2004, de la Notaría de doña Nancy de la Fuente Hernández. Las reformas se aprobaron por Resolución Nro. 63 de 13 de Mayo de 2004, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 1° de Junio de 2004 y se inscribieron en el Registro de Comercio de 2004 a fojas 15762 Nro. 11864.

19.-	Escritura de 24 de Mayo de 2007, de la Notaría de doña Nancy de la Fuente Hernández. Las reformas se aprobaron por Resolución Nro. 61 de 6 de Junio de 2007, de la Superintendencia de Bancos e Instituciones Financieras. Un extracto de ellas y de la resolución se publicaron en el Diario Oficial de 6 de Junio de 2007 y se inscribieron en el Registro de Comercio de 2007 a fojas 17653 Nro. 24064.

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